Exhibit 99.1

Corporate Contact:

Sylvia Wheeler

Executive Director, Corporate Communications

Affymax, Inc.

650-812-8861

AFFYMAX® REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS

PALO ALTO, Calif., August 13, 2007 – Affymax, Inc. (Nasdaq: AFFY) today reported financial results for the second quarter ended June 30, 2007.  The net loss for the second quarter of 2007 was $9.2 million compared to a net loss of $27.8 million for the second quarter of 2006.  The net loss for the first six months of 2007 was $16.4 million compared to a net loss of $34.5 million for the first six months of 2006.

Affymax recognized revenue for the quarter ended June 30, 2007 of $9.7 million compared to $141,000 for the quarter ended June 30, 2006.  The increase in revenue was the result of collaboration revenue from its partnership with Takeda Pharmaceutical Company Limited, under their 2006 collaboration for development of Affymax’s lead compound, Hematide™.

Research and development expenses for the quarter ended June 30, 2007 were $14.7 million compared to $25.5 million for the quarter ended June 30, 2006. The decrease was primarily due to a $17.6 million milestone payment in connection with a license agreement with Nektar that was expensed during the quarter ended June 30, 2006, which was offset by additional expenses related to Phase 2 clinical development of Hematide in both renal and oncology indications, manufacturing and analytical costs at multiple contract sites in preparation for the initiation of Phase 3 clinical trials and increased personnel costs.

General and administrative expenses for the quarter ended June 30, 2007 were $6.2 million compared to $3.3 million for the quarter ended June 30, 2006. The increase was primarily due to higher stock based compensation, personnel costs and consulting fees.

The company’s unrestricted cash and investments balance as of June 30, 2007 was $217.9 million.

“We are pleased to have completed the design of our Phase 3 clinical program for Hematide and look forward to beginning our trials in chronic renal failure patients later this year,” said Arlene M. Morris, president and chief executive officer of Affymax, Inc.

About Affymax, Inc.

Affymax, Inc. is a biopharmaceutical company developing novel drugs to improve the treatment of serious and often life-threatening conditions. Affymax’s lead product candidate, Hematide™, is currently in Phase 3 clinical trial stage for the treatment of anemia associated with chronic renal failure and in clinical trials for the treatment of anemia in cancer patients.  For additional information, please visit www.affymax.com.

This release contains forward-looking statements, including statements regarding the timing, design and results of the Company’s clinical trials and drug development program. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks relating to the continued safety and efficacy of Hematide in clinical development, regulatory requirements and approvals, research and development efforts, industry and competitive environment, intellectual property rights and disputes and other matters that are described in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement in this press release.

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AFFYMAX, INC.

UNAUDITED CONDENSED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2007	2006
Assets
Current assets
Cash and cash equivalents	$78,324	$147,541
Restricted cash	1,051	1,051
Short-term investments	139,555	76,751
Related party receivable	9,955	10,191
Prepaid expenses and other current assets	3,027	4,576
Total current assets	231,912	240,110
Property and equipment, net	3,425	2,014
Restricted cash	1,135	1,135
Long-term investments	—	6,133
Deferred tax assets	326	—
Other assets	1,481	596
Total assets	$238,279	$249,988

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$9,724	$9,113
Accrued liabilities	2,948	2,566
Income taxes payable	924	—
Capitalized lease obligations, current	236	293
Total current liabilities	13,832	11,972
Deferred revenue	119,278	120,821
Other long term liabilities	1,007	156
Capitalized lease obligations, net of current	53	140
Total liabilities	134,170	133,089

Stockholders’ equity
Common stock	15	15
Additional paid-in capital	289,423	285,771
Deferred stock-based compensation	(65)	(94)
Deficit accumulated during the development stage	(185,168)	(168,749)
Other comprehensive loss	(96)	(44)
Total stockholders’ equity	104,109	116,899
Total liabilities and stockholders’ equity	$238,279	$249,988

AFFYMAX, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Collaboration revenue	$9,654	$127	$16,972	$127
License and royalty revenue	15	14	21	22
Total revenue	9,669	141	16,993	149
Operating expenses
Research and development	14,730	25,525	26,588	31,978
General and administrative	6,195	3,314	11,527	4,201
Total operating expenses	20,925	28,839	38,115	36,179
Loss from operations	(11,256)	(28,698)	(21,122)	(36,030)
Interest income	2,917	877	5,932	1,567
Interest expense	(4)	(14)	(9)	(47)
Other income (expense), net	20	(2)	35	1
Net loss before provision for income taxes	(8,323)	(27,837)	(15,164)	(34,509)
Provision for income taxes	925	—	1,255	—
Net loss	(9,248)	(27,837)	(16,419)	(34,509)
Accretion of mandatorily redeemable convertible preferred stock	—	(216)	—	(409)
Net loss attributable to common stockholders	$(9,248)	$(28,053)	$(16,419)	$(34,918)
Net loss per common share:
Basic and diluted	$(0.62)	$(23.49)	$(1.10)	$(45.44)
Weighted-average number of common shares used in computing basic and diluted net loss per common share calculations	14,879	1,194	14,870	768